EXHIBIT 4.3


                       AMENDMENT AND EXCHANGE AGREEMENT

      AMENDMENT AND EXCHANGE AGREEMENT, dated as of April 12, 1999, among HENLEY HEALTHCARE, INC., a Texas corporation (the "Company"); ZANETT LOMBARDIER, LTD. ("Zanett"), GOLDMAN SACHS PERFORMANCE PARTNERS, L.P. ("Goldman"), GOLDMAN SACHS PERFORMANCE PARTNERS (OFFSHORE), L.P. ("Offshore") (Zanett, Goldman and Offshore are referred to herein individually as a "Purchaser" and collectively as the "Purchasers") and ZANETT SECURITIES CORPORATION (the "Placement Agent").

                                   RECITALS

      The Company and Zanett are parties to a Securities Purchase Agreement dated July 1, 1998 (the "First Purchase Agreement") pursuant to which Zanett acquired 2,500 shares of the Company's Series B Convertible Preferred Stock, par value $.10 per share ("Series B Shares") and warrants ("Warrants") to purchase 125,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"). In addition, the Company and the Purchasers are parties to a Securities Purchase Agreement dated August 10, 1998 (the "Second Purchase Agreement"), pursuant to which the Purchasers acquired an aggregate of 2,200 Series B Shares and Warrants to purchase 110,000 shares of Common Stock. The Company and the Purchasers are also parties to Registration Rights Agreements dated July 1, 1998 and August 10, 1998 (the "Registration Rights Agreements"), pursuant to which the Purchasers were granted certain rights with respect to the Series B Shares and the Warrants. In connection with the foregoing transactions, the Company entered into Placement Agency Agreements dated July 1, 1998 and August 10, 1998 (the "Placement Agreements") with the Placement Agent pursuant to which, among other things, the Placement Agent received warrants to purchase an aggregate of 126,524 shares of Common Stock (the "Placement Warrants").

      In connection with the execution and delivery by the Company and Zanett of a Securities Purchase Agreement of even date herewith with respect to shares of the Company's Series C Convertible Preferred Stock, par value $.10 per share, the Company and the Purchasers have agreed to amend the Company's Articles of Incorporation to reflect a change in the Statement of Designation of Rights and Preferences with respect to the Series B Shares (the "Statement") and to amend the terms of the Warrants and the Placement Warrants.

      Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company, the Purchasers and the Placement Agent agree as follows:

      1. AMENDMENT OF STATEMENT. Subject to the terms and conditions set forth herein, prior to or on the Closing Date (as defined below), the Company will execute and file with the Secretary of State of the State of Texas Articles of Amendment to the

Company's Articles of Incorporation, amending the Statement, in the form set forth on Exhibit "A" hereto (the "Articles of Amendment").

      2. AMENDMENT OF WARRANTS. Effective as of the Closing, each Warrant and each Placement Warrant shall be amended to reflect a reduction in the Exercise Price stated therein to $2.64 per share. Upon surrender of each Warrant or Placement Warrant to the Company, the Company shall issue amended and restated Warrants and Placement Warrants reflecting such amendment.

      3. CLOSING. The issuance of the Shares in exchange for the Debenture shall occur at a closing (the "Closing") to be held on April 12, 1999 (the "Closing Date"), at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 1401 Walnut Street, Philadelphia, Pennsylvania, or such other date and place as the parties hereto may agree. At the Closing,

            (a)   the Company shall:

         (i) deliver to the Purchasers copies of the executed Articles of Amendment, together with evidence of filing;

         (ii) issue and deliver to the Purchasers and the Placement Agent the amended and restated Warrants and Placement Warrants; and

         (iii) execute and deliver to the Purchasers and the Placement Agent a cross-receipt for the Warrants and Placement Warrants.

            (b) Each Purchaser shall:

         (i) execute and deliver to the Company a cross-receipt for the amended and restated Warrants; and

         (ii) deliver to the Company the Warrants for cancellation.

            (c)   The Placement Agent shall:

         (i) deliver to the Company the Placement Warrants for cancellation; and

         (ii) executed and deliver to the Company a cross-receipt for the amended and restated Placement Warrants.

      4. REPRESENTATIONS AND WARRANTIES OF COMPANY. The Company represents and warrants to Morrison as follows:

            4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

            4.2 AUTHORIZATION. The Company has all requisite power and authority to execute, deliver and consummate the transactions contemplated by this Agreement and the Amendment. The Company has taken all action necessary to authorize the execution and delivery of this Agreement and the Amendment and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Amendment is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            4.3 NO VIOLATION. Neither the execution or delivery of this Agreement or the Amendment by the Company, nor the performance by the Company of the transactions contemplated hereby or thereby (i) conflicts with, or constitutes a breach or default under, (a) the Articles of Incorporation of the Company or (b) any applicable law or any applicable rule, judgment, order, writ, injunction or decree of any court or administrative or governmental authority or
(ii) violates, conflicts with, or constitutes a default (or an event or condition that, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, any note, bond, mortgage, indenture, deed of trust, license, lease, contract or commitment to which the Company is a party or by which any of its properties may be bound, except, in any such case, for conflicts, breaches, defaults and violations that would not have a material adverse effect on the Company's ability to perform its obligations hereunder and thereunder.

            4.4 VALIDITY OF STOCK. The Articles of Amendment have been duly authorized and, when filed with the Texas Secretary of State in accordance with this Agreement, the Series B Shares will remain validly issued, fully paid and non-assessable.

            4.5 NO CONSENTS. The Company is not required to obtain the consent of, or to make any filing, declaration or registration with, any governmental or regulatory authority in connections with the execution and delivery of this Agreement or the Amendment or the consummation by the Company of the transactions contemplated hereby or thereby.

      5. OTHER AGREEMENTS. For purposes of the First Purchase Agreement, the Second Purchase Agreement, the Registration Rights Agreements and the Placement Agreements, all references therein to Series B Shares shall be deemed to be references to the Series B Shares, as amended, and the Series B Shares, as amended, and the holders thereof shall have all of the rights, privileges, benefits and powers accorded to the Series B Shares and/or the holders thereof under the First Purchase Agreement, the Second Purchase Agreement, the Registration Rights Agreement and/or the Placement Agreements.

      6.    MISCELLANEOUS.

            6.1 PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. The rights and obligations of the parties hereunder may not be assigned without the consent of the other parties.

            6.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

            6.3 AMENDMENTS AND WAIVERS. This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party's obligations hereunder may be waived in writing by such party to the extent permitted by law.

            6.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            6.5 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its or any other jurisdiction's conflicts of law rules. Each party hereto agrees to submit to personal jurisdiction and to waive any objection to venue in the State of New York, and further agrees that service of process in any action arising out of or relating to this Agreement shall be effective if mailed to such party at the address specified herein.

            6.6 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            6.7 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.


                                          HENLEY HEALTHCARE, INC.
                                          By: /s/ MICHAEL M. BARBOUR
                                          Name:   Michael M. Barbour
                                          Title:  President and CEO


ZANETT SECURITIES CORPORATION             ZANETT LOMBARDIER, LTD.


By: /s/ CLAUDIO GUAZZONI                  By: /s/ G. A. CICOGNA
Name:   Claudio Guazzoni                  Name:
Title:  President                         Title:



GOLDMAN SACHS PERFORMANCE                 GOLDMAN SACHS PERFORMANCE
PARTNERS,                                 PARTNERS, L.P.

By: COMMODITIES CORPORATION LLC          By: COMMODITIES CORPORATION LLC
    General Partner                          General Partner


    By: /s/ MICHAEL STRASHINSKY              By: /s/ MICHAEL STRASHINSKY


                               EXHIBIT A